                                                               Exhibit 4



    THE TRAVELERS INSURANCE COMPANY - ONE TOWER SQUARE - HARTFORD CT - 06183

                                A STOCK COMPANY





WE ARE PLEASED TO PROVIDE YOU THE BENEFITS OF THIS ANNUITY CONTRACT.

PLEASE READ ALL ATTACHED FORMS CAREFULLY.



THE CONTRACT IS SUBJECT TO THE TERMS AND CONDITIONS STATED ON THE ATTACHED PAGES, ALL OF WHICH ARE A PART OF IT. THE CONTRACT IS ISSUED IN CONSIDERATION OF THE PURCHASE PAYMENTS.





                       EXECUTED AT HARTFORD, CONNECTICUT


                                 [SIGNATURE]


                                  PRESIDENT





THIS IS A LEGAL CONTRACT BETWEEN YOU AND US.

PLEASE READ YOUR CONTRACT CAREFULLY.





          FLEXIBLE PREMIUM DEFERRED GROUP VARIABLE ANNUITY CONTRACT

                                 TAX QUALIFIED

          ELECTIVE OPTIONS                         NON-PARTICIPATING



ANNUITY PAYMENTS AND OTHER VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF THE UNDERLYING FUNDS, ARE VARIABLE AND MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

                               TABLE OF CONTENTS


Contract Specifications                                                                               Page 3-4

Definitions                                                                                           Page 5-6

Purchase Payments                                                                                     Page 7

General Contract Provisions                                                                           Page 7-8

Valuation Information                                                                                 Page 9

Transfers Between Underlying Funds                                                                    Page 9

Transfers from Underlying Funds to Contracts not Issued by Us                                         Page 10

Transfers from Other Contracts Issued by Us                                                           Page 10

Transfers to Other Contracts Issued by Us                                                             Page 10

Transfers from Contracts not Issued by Us                                                             Page 10

Distributions from the Contract                                                                       Page 10

Contract Charges                                                                                      Page 10

Contract Discontinuance Provisions                                                                    Page 11

Settlement Provisions                                                                                 Page 11-14
      Variable Annuity
        Fixed Annuity
       Annuity Options

Annuity Tables                                                                                        Page 15-17



           Any Riders or Endorsements follow the Life Annuity Tables.

                            CONTRACT SPECIFICATIONS


CONTRACT OWNER                     TRUSTEE OF THE X RETIREMENT PLAN

PLAN NAME                          THE X RETIREMENT PLAN

CONTRACT NUMBER                    SPECIMEN

CONTRACT DATE                      03/01/96



PURCHASE PAYMENT/TERMINATION AMOUNTS

Minimum  Average Purchase Payment Amount: $10,000 per Contract Year

Maximum Purchase Payment Amount:          $3,000,000 without prior approval by
                                          Our Office

Termination Amount:                       $20,000


AMOUNTS DEDUCTED ON SURRENDER:
For the purpose of determining the amounts deducted on Surrender, the surrender charge is calculated as a percentage of the Cash Value being surrendered.

                 CONTRACT YEAR                                   SURRENDER CHARGE
                --------------                                   -----------------
                                                      (on amounts not previously surrendered)
                                                      ---------------------------------------
                    1 -  2                                               5%
                    3 -  4                                               4%
                    5  - 6                                               3%
                    7 -  8                                               2%
                    9 and thereafter                                     0%


ALLOWABLE DISTRIBUTIONS PRIOR TO CONTRACT DISCONTINUANCE NOT SUBJECT TO AMOUNTS DEDUCTED ON SURRENDER: Retirement, Separation from Service, loans, hardship withdrawals (as defined by the Internal Revenue Code), death, disability (as
defined by the Internal Revenue Code section 72  m    7  ), return of Excess
Plan Contributions, certain Plan expenses as mutually agreed upon, transfers to an employer stock fund, and annuitization under this contract to another contract issued by Us. Distributions may be in the form of cash payments, Annuity Options or to a deferred Annuity issued by Us.

For distributions subject to amounts deducted on Surrender, the applicable portion of the Cash Surrender Value of Your Account will be paid to satisfy the requested distribution. For allowable distributions not subject to amounts deducted on Surrender, the applicable portion of the Cash Value of Your Account will be paid to satisfy the requested distribution

Amounts deducted on Surrender will apply to allowable distributions made to highly compensated employees until after the fifth Contract Year.

GUARANTEED INTEREST PERIODS FOR THE FIXED ACCOUNT (IF APPLICABLE):

The initial interest rate for any Purchase Payment is declared each month and is guaranteed for twelve months. Each Purchase Payment is placed in a "cell" for accounting purposes. At the end of the twelve month guarantee period, a renewal interest rate will be determined that will not be lower than the
minimum interest rate guarantee of 3%.   At the end of the initial guarantee
period, the first renewal rate will be guaranteed to the end of that calendar year. The second and all future renewal rates will be declared each subsequent January 1 and guaranteed through December 31 of each year.

                            CONTRACT SPECIFICATIONS

UNDERLYING FUND TRANSFER CHARGE:          $0.00

We reserve the right to limit the number of transfers in an account between Underlying Funds. The minimum number of transfers allowed would be one in any six-month period.

               THE TRAVELERS SEPARATE ACCOUNT QP  FOR VARIABLE
                          ANNUITIES UNDERLYING FUNDS


 Managed Assets Trust                                    Variable Insurance Products Fund
 High Yield Bond Trust*                                       Fidelity's High Income Portfolio*
 Capital Appreciation Fund                                    Fidelity's Growth Portfolio
      American Odysseey Funds, Inc.                           Fidelity's Equity Income Portfolio
      American Odyssey Core Equity Fund                  Variable Insurance Products Fund II
      American Odyssey Emerging Opportunities Fund            Fidelity's Asset Manager Portfolio**
      American Odyssey International Equity Fund         Dreyfus Stock Index Fund, Inc.
      American Odyssey Long-Term Bond Fund               Smith Barney/Travelers Series Fund, Inc.
      American Odyssey Intermediate Bond Fund                 Smith Barney Income & Growth Portfolio
      American Odyssey Short-Term Bond Fund                   Alliance Growth Portfolio
 The Travelers Series Trust:                                  Smith Barney International Equity Portfolio
      U.S. Government Securities Portfolio*                   Putnam Diversified Income Portfolio**
      Utilities Portfolio                                     Smith Barney High Income Portfolio*
      Social Awareness Stock Portfolio                        MFS Total Return Portfolio**
 Temploeton Variabe Products Series Fund                      Smith Barney Money Market Portfolio*
      Templeton Bond Fund*
      Templeton Stock Fund
      Templeton Asset Allocation Fund**

The annual mortality and expense risk deduction is 1.15% for all funds listed above. This amounts to a daily deduction of .00003150 per fund.

The Assumed Daily Net Investment Factor is 1.000081 for all Underlying Funds.

The Underlying Funds marked with an asterisk (*) are considered Competing Funds, and are subject to transfer restrictions as described in the Fixed Account Rider (if applicable). Those marked with two asterisks (**) are not currently considered competing, but may be so in the future based on allowable changes in the fund's investment strategy.

Transfers from the Fixed Account, either to the Underlying Funds or to contracts not issued by Us, as described in the Fixed Account Rider (if applicable), may not exceed 20% per Contract Year of the Cash Value in the
Fixed Account valued on each Contract Year anniversary.   We reserve the right
to modify the amount available for transfer from the Fixed Account to the Underlying Funds available in this contract or to other contracts issued by Us.

                                  DEFINITIONS

(A) ACCUMULATION UNIT - An accounting unit of measure used to calculate the value of this contract. An Accumulation Unit exists for each Underlying Fund. The value of this measure is called the Accumulation Unit Value.

(B) ANNUITANT - The person on whose life the Annuity payments are made.

(C) ANNUITY - Payment of income for a stated period or amount.

(D) ANNUITY COMMENCEMENT DATE - The date on which Annuity payments begin.

(E) BENEFICIARY(IES) - The Beneficiary of this contract is the Plan Trustee. Any Beneficiary designated by the Participant(s) or Annuitant(s) shall be maintained by You under the provisions of the Plan.

(F) CASH SURRENDER VALUE - The Cash Value less any amounts deducted on Surrender shown on the Contract Specifications page and any applicable Premium Tax.

(G) CASH VALUE - The value of the Accumulation Units in Your Account less any reduction for administrative charges. Sometimes referred to as "Account Value."

(H) COMPETING FUND -    Any investment option under the Plan which, in Our
opinion, consists primarily of fixed income securities and/or money market instruments. Competing Funds included in this contract are indicated on the Contract Specifications page.

(I) CONTRACT DATE - The date this contract is issued as shown on the Contract Specifications page.

(J) CONTRACT DISCONTINUANCE - Termination of this contract by Us or by Your Written Request.

(K) CONTRACT YEAR - The twelve-month period beginning with the Contract Date or any anniversary thereof. This may or may not coincide with the Plan year.

(L) DUE PROOF OF DEATH - (i) A copy of a certified death certificate; (ii) a copy of a certified decree of a court of competent jurisdiction as to the finding of death; (iii) a written statement by a medical doctor who attended the deceased; or (iv) any other proof satisfactory to Us.

(M) EXCESS PLAN CONTRIBUTIONS -    Plan contributions including excess
deferrals, excess contributions, excess aggregate contributions, excess annual additions, and excess nondeductible contributions that require correction by the Plan Administrator, excluding reversions upon Plan Termination.

(N) FIXED ANNUITY - An Annuity with payments which remain fixed as to dollar amount throughout the payment period.

(O) OUR OFFICE - The home office of the Travelers Insurance Company located at One Tower Square, Hartford, Connecticut 06183- 5030. All correspondence concerning this contract should be sent to the attention of Annuity Services.

(P) PARTICIPANT- An eligible person who is a member in the Plan.

(Q) PLAN - The Plan designated on the Contract Specifications page. We are not a party to the Plan. We do not assume the responsibilities of the Plan Administrator, nor are We bound by the terms of the Plan. All records pertaining to the Plan will be open for inspection by Us.

(R) PLAN ADMINISTRATOR - The corporation or other entity so specified on the application or purchase order. If none is specified, the Plan Trustee is the Plan Administrator.

(S) PLAN TERMINATION - Termination of Your Plan, including partial Plan Termination., as determined by Us.

(T) PREMIUM TAX - The amount of tax, if any, charged by the state or municipality. We will deduct any applicable Premium Tax from the Cash Value either upon Surrender, annuitization, death, or at the time Purchase Payments are made, but no earlier than when We have a tax liability under state law.

(U) PURCHASE PAYMENTS - Payments You make to this contract.

(V) SEPARATE ACCOUNT - The Separate Account shown on the Contract
Specifications page which We established under Connecticut Insurance Laws and which purchases shares of the Underlying Funds for this class of contracts and certain other contracts.

(W) SEPARATION FROM SERVICE - The termination or permanent severance of the Participant's employment with the employer for any reason that is a separation
from service within the meaning of the Plan.     However, termination of a
Participant's employment with the employer as a result of the sale of all or part of the employer's business (including divisions or subsidiaries of the employer) will not be considered Separation from Service unless the Participant actually loses his/her job or is not immediately included in a pension or profit sharing plan of the successor employer.

(X) SURRENDER - Funds distributed from the contract for retirement, Separation
from Service, loans, hardship withdrawals, death, disability,    return of
Excess Plan Contributions, payment of certain Plan expenses as mutually agreed upon, Contract Discontinuance, or transfers to other Plan funding vehicles.
Such surrenders may or may not be subject to charges    .

(Y) SURRENDER DATE - The date We receive Your Written Request for a Surrender.

(Z) UNDERLYING FUND -   An open-ended diversified investment management company
indicated on the Contract Specifications page which is an underlying investment for the Separate Account.

(AA) VALUATION DATE - The date on which the Separate Account is valued. The Separate Account is generally valued at the close of business on each day that the New York Stock Exchange is open for trading.

(BB) VALUATION PERIOD - The period between successive valuations.

(CC) VARIABLE ANNUITY - An Annuity with payments which vary with the net investment results of the Separate Account.

(DD) WE, OUR, US - The Travelers Insurance Company.

(EE) WRITTEN REQUEST - A written form satisfactory to Us and received at Our Office.

(FF) YOU, YOUR - The contract owner.

(GG) YOUR ACCOUNT - Accumulation Units credited to You under this contract.

                               PURCHASE PAYMENTS


PURCHASE PAYMENT
The Purchase Payments are the payments You make to this contract. An initial lump sum Purchase Payment must be made to the contract and is due and payable before the contract becomes effective. Each Purchase Payment is payable to Us at Our Office. The minimum Purchase Payment is shown on the Contract Specifications page. We reserve the right to limit the amount of the Purchase Payment which will be accepted.

Net Purchase Payments are that part of the Purchase Payments applied to the contract. The net Purchase Payment is equal to the Purchase Payment less any applicable Premium Tax.

ALLOCATION OF PURCHASE PAYMENTS
The initial net Purchase Payment will be applied within two business days after it is received in good order at Our office. Any subsequent net Purchase Payments will be credited to Your Account using the Accumulation Unit Value determined after We receive those payments at Our Office. Each net Purchase Payment will be allocated to the Underlying Funds in the proportion specified by You for this contract. By Written Request, You may change Your choice of Underlying Funds or allocation percentages. The available Underlying Funds to which assets may be allocated are shown on the Contract Specifications page; funds may be subsequently added or deleted.

The net Purchase Payments will be allocated to an account established for You by Us. At Your direction, We will deposit all net Purchase Payments to Your Account, satisfy all distribution requests from this account, and provide periodic reports to You as described in the "Required Reports" provision. You may contact Us at Our Office for information about this contract or Your Account. The Plan Administrator will be responsible for maintaining the individual records for each Participant.


                          GENERAL CONTRACT PROVISIONS

OWNER
This contract belongs to You. You have sole power while the contract is in force to exercise any rights given in the contract. In order to maintain tax qualification, this contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose except as may be required or permitted under applicable sections of the Internal Revenue Code.

CREDITOR CLAIMS
No right or benefit to You, the Annuitant or Beneficiary under this contract shall be subject to the claims of creditors or any legal process other than to the extent permitted by law.

CONTROL OF THE CONTRACT
All rights in the contract rest with You, and You are entitled to all amounts held under this contract. You may elect to exercise any options allowed by the contract with respect to Your Account. Elections made under the contract must be made by a Written Request, unless another manner is mutually agreed upon.

THE CONTRACT
The entire contract between You and Us consists of the contract and all attached pages.

CONTRACT CHANGES
The only way this contract may be changed is by a written endorsement signed by one of Our officers.

SUBSTITUTION OF UNDERLYING FUNDS
If it is not possible to continue to offer an Underlying Fund, or in Our judgment becomes inappropriate for the purposes of this contract, We may substitute another Underlying Fund without Your consent. Substitutions may be made with respect to both existing investments and investment of future Purchase Payments subject to applicable law.

INCONTESTABILITY
We will not contest this contract from its Contract Date.

REQUIRED REPORTS
As often as required by law, but at least once in each Contract Year, We will furnish a report to You which will show the number of Accumulation Units credited to this contract in each Underlying Fund and the corresponding Accumulation Unit Values as of the date of the report.

VOTING RIGHTS
If required by federal law, You may have the right to vote at the meetings of the Shareholders of the Underlying Funds. If You have voting rights, We will send a notice to You telling You the time and place of a meeting. The notice will also explain matters to be voted upon and how many votes You may exercise.

MORTALITY AND EXPENSES
Our actual mortality and expense experience will not affect the values or amounts paid under this contract.

NON-PARTICIPATING
This contract does not share in Our surplus earnings, so You will receive no dividends under it.

CONTRACT MODIFICATION
We reserve the right to modify this contract to qualify it under all related laws and regulations which are in effect during the term of this contract. We will obtain the approval of any regulatory authority needed for the modifications.

STATE LAWS
This contract is governed by the law of the state in which it is issued for delivery. We may, at any time, make any changes, including retroactive changes, in this contract to the extent that the change is required to meet the requirements of any law or regulation issued by any governmental agency to which We or You are subject.

EMERGENCY PROCEDURE
We reserve the right to suspend or postpone the date of any payment of any benefit or values for any Valuation Period (1) when the New York Stock Exchange is closed; (2) when trading on the Exchange is restricted; (3) when an emergency exists as determined by the Securities and Exchange Commission so that disposal of the securities held in the Underlying Funds is not reasonably practicable or it is not reasonably practicable to determine the value of the Underlying Fund's net assets; or (4) during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders. Any provision of this contract which specifies a Valuation Date will be superseded by this Emergency Procedure.

RELATION OF THIS CONTRACT TO THE SEPARATE ACCOUNT
We will have exclusive and absolute ownership and control of the assets of the Separate Account. That portion of the assets of the Separate Account equal to the reserves and other contract liabilities with respect to such Separate Account shall not be chargeable with liabilities arising out of any other business We conduct. Our determination of the value of an Accumulation Unit and an Annuity Unit by the method described in this contract will be conclusive.

                             VALUATION INFORMATION

NUMBER OF ACCUMULATION UNITS
The number of Accumulation Units to be credited for each Underlying Fund once a Purchase Payment has been received by Us will be determined by dividing the net Purchase Payment allocated to each Underlying Fund by the corresponding Accumulation Unit Value of that Underlying Fund.

ACCUMULATION UNIT VALUE
The initial value of an Accumulation Unit for each Underlying Fund is set at $1.000000. We determine the value of an Accumulation Unit on each Valuation Date by multiplying the value on the immediately preceding Valuation Date by the net investment factor for that Underlying Fund for the Valuation Period just ended.

NET INVESTMENT FACTOR
The net investment factor is a factor applied to measure the investment performance of an Underlying Fund from one Valuation Period to the next. The net investment factor for an Underlying Fund for any Valuation Period is equal to the sum of 1.000000 plus the net investment rate.

Each Underlying Fund's net investment rate for a Valuation Period is equal to the gross investment rate for that Underlying Fund less the applicable daily mortality and expense risk deduction. The mortality and expense risk deduction is shown on the Contract Specifications page.

The gross investment rate of an Underlying Fund for a Valuation Period is equal
to     (1) divided by (2) where

    (1) is:
                 (a) investment income; plus
                 (b) capital gains and losses, whether realized or unrealized;
                     less
                 (c) a deduction for any expenses levied against the Separate
                     Account and its Underlying Funds; and

    (2) is the amount of the net assets at the beginning of the Valuation
        Period.

The gross investment rate for an Underlying Fund may be either positive or negative. Underlying Fund assets are based on the net assets held in the Underlying Fund. Investment income includes any distribution whose ex-dividend date occurs during the Valuation Period.


                       TRANSFERS BETWEEN UNDERLYING FUNDS

You may transfer all or any part of Your Cash Value, subject to the restrictions as noted in the Fixed Account Rider (if applicable), from one Underlying Fund to any other Underlying Fund available under Your Plan.

We reserve the right to limit the number of transfers in an account between Underlying Funds. The minimum number of transfers allowed would be one in any six-month period.

Transfers between Underlying Funds will result in the addition or deletion of Accumulation Units having a total value equal to the dollar amount being transferred to or from a particular Underlying Fund. The Number of Accumulation Units will be determined by using the Accumulation Unit Value of the Underlying Funds involved as of the next Valuation Date after We receive notification of request for transfer. Transfers will be subject to any applicable Underlying Fund Transfer Charge stated on the Contract Specifications page.

         TRANSFERS FROM UNDERLYING FUNDS TO CONTRACTS NOT ISSUED BY US

You may transfer all or any part of Your Account's Cash Surrender Value, subject to the restrictions as noted in the Fixed Account Rider (if applicable), to any contract not issued by Us. Such transfers may be subject to amounts deducted on Surrender as shown on the Contract Specifications page.

                  TRANSFERS FROM OTHER CONTRACTS ISSUED BY US

Under specific conditions, We may allow You to transfer funds held by You in another group Annuity contract issued by Us to this contract without applying deferred sales charges or Surrender charges to the funds being transferred. Once the transfer is complete and We have established an account for You at Your direction, new deferred sales charge or surrender charges may apply to this contract as shown on the Contract Specifications page.

                   TRANSFERS TO OTHER CONTRACTS ISSUED BY US

Under specific conditions, We may allow You to transfer funds held by You for a Participant in this contract to another contract issued by Us without incurring a deferred sales charge or surrender charge as shown on the Contract Specifications page to the funds being transferred. Once the transfer is complete and We have established a new account for the Participant at Your direction, new deferred sales charges or surrender charges may apply to the new contract in accordance with the provisions of such contract.

                   TRANSFERS FROM CONTRACTS NOT ISSUED BY US

Under specific conditions, when authorized by state insurance law, We may credit a Plan up to 4% of the amount transferred to Us from another investment vehicle as reimbursement to the Plan for any exit penalty assessed by the other investment vehicle provider. We will recover this credit through reduced compensation paid to the servicing agent or broker.

                        DISTRIBUTIONS FROM THE CONTRACT

CASH SURRENDER VALUE
The Cash Surrender Value will be determined as of the next Valuation Date following receipt of Your Written Request. We may delay payment of the Cash
Surrender Value in the Underlying Funds for a period of not more than    seven
days after We receive the request. The payment of the Cash Surrender Value of the Fixed Account, may be delayed as described in the Fixed Account Rider.

                                CONTRACT CHARGES

AMOUNTS DEDUCTED ON SURRENDER
The applicable amounts deducted on Surrender are shown on the Contract Specifications page. These amounts as well as the mortality and expense risk deduction may be reduced or eliminated to the extent that We anticipate lower sales expenses or perform fewer sales services due to:
         1.      the size of the group participating in the contract;
         2.      an existing relationship to the contract owner;
         3.      use of mass enrollment procedures, or;
         4. performance of sales functions by a third party, which We would otherwise perform.

                       CONTRACT DISCONTINUANCE PROVISIONS

You may discontinue this contract by Written Request at any time for any reason.

We reserve the right to discontinue this contract if:

         a) the Cash Value of the contract is less than the Termination Amount shown on the Contract Specifications page; or

         b) We determine within Our sole discretion and judgment that the Plan or administration of the Plan is not in conformity
                 with applicable law    ; or

         c)      We receive notice that is satisfactory to Us of Plan
                 Termination.

If We discontinue this contract or We receive Your Written Request to discontinue the contract, We will, in Our sole discretion and judgment:

         a)      accept no further payments for this contract; and

         b)      pay You the Cash Surrender Value of the Underlying Funds; and

         c) pay You any Fixed Account Cash Surrender Value , as described in the Fixed Account Rider .

If this contract is discontinued, We will distribute the Cash Surrender Value to You at the most current address available on Our records. Discontinuance of this contract will not affect payments We are making under any Annuity options which began before the date of discontinuance.

                             SETTLEMENT PROVISIONS

ELECTION OF SETTLEMENT OPTIONS
Any amount distributed from the contract may be applied to any one of the Annuity options described below.

Election of any of these options must be made by Written Request to Our Office
at least    30 days     prior to the date such election is to become effective.
The form of such Annuity option shall be determined by You. The following information must be provided with any such request:

         a) the Participant's name, address, date of birth, social security number; and

         b) the amount which is to be distributed in the form of an Annuity option; and

         c)      the Annuity option which is to be purchased; and

         d)      the date the Annuity option payments are to begin; and

         e) if the form of the Annuity provides a death benefit in the event of the Participant's death, the name, relationship and address of the Beneficiary as designated by You; and

         f)      any other data that We may require.

The Beneficiary, as specified in item (e) above, may be changed by You as long as We are notified by Written Request while the Annuitant is alive. If the Beneficiary designation is irrevocable, such designation cannot be changed or revoked without the consent of the Beneficiary. After We receive the Written Request and the written consent of the Beneficiary (if required), the new Beneficiary designation will take effect as of the date the notice is signed. We have no further responsibility for any payment We made before the Written Request.

MINIMUM AMOUNTS

The minimum amount that can be placed under an Annuity option is    $2,000
unless We consent to a lesser amount.  If any periodic payments due are less
than    $100    , We reserve the right to make payments at less frequent
intervals.

MISSTATEMENT

If an Annuitant's sex or date of birth was misstated, all benefits of this contract are what the Cash Value would have purchased at the correct sex and age on the date of issue of the Annuity option elected.

RETIRED LIFE CERTIFICATE

We will issue to each person to whom Annuity benefits are being paid under this contract, a certificate setting forth the benefits to which such person is entitled under this contract.

ALLOCATION OF AN ANNUITY

When an Annuity option is elected, You may further elect to have the Cash Value attributable to a Participant applied to provide a Variable Annuity, a Fixed Annuity, or a combination of both.

If no election is made to the contrary, the value held in an Underlying Fund will be applied to provide an Annuity which varies with the investment experience of that same Underlying Fund. You may elect to transfer all or any part of the Cash Value from one Underlying Fund to another, as described in the provision "Transfer Between Underlying Funds," in order to reallocate the basis on which Annuity payments will be determined. Once Annuity payments have begun, no further transfers are allowed.

                                VARIABLE ANNUITY

AMOUNT OF FIRST PAYMENT
The LIFE ANNUITY TABLES are used to determine the first monthly Annuity payment. They show the dollar amount of the first monthly Annuity payment which can be purchased with each $1,000 applied. The amount applied to an
Annuity will be the Cash Value attributable to a Participant as of    14 days
before the date Annuity payments start. We reserve the right to require satisfactory proof of the age of any person on whose life Annuity payments are based before making the first payment under any of these options.

ANNUITY UNIT VALUE
The initial value of an Annuity Unit for each Underlying Fund was set at $1.000000. On any Valuation Date, the Annuity Unit Value for an Underlying Fund equals the Underlying Fund Annuity Unit Value on the immediately preceding Valuation Date, multiplied by the net investment factor for that Underlying Fund for the Valuation Period just ended, divided by the Assumed Daily Net Investment Factor. The Assumed Daily Net Investment Factor is shown on the Contract Specifications page.

The value of an Annuity Unit as of any date other than a Valuation Date will be equal to its value as of the next Valuation Date.

NUMBER OF ANNUITY UNITS
We determine the number of Annuity Units credited to the Annuitant's account in each Underlying Fund by dividing the basic first monthly Annuity payment attributable to that Underlying Fund by the Underlying Fund's Annuity Unit
Value as of    14 days     before the due date of the first Annuity payment.

AMOUNT OF SECOND AND SUBSEQUENT PAYMENTS
The dollar amount of any or all payments made to an Annuitant after the first payment may change from month to month based on the net investment results of the Underlying Fund(s). The total amount of each Annuity payment made to an Annuitant will be equal to the sum of the payments in each Underlying Fund allocated to that Annuitant's account.

The actual amount of the payments made to an Annuitant in each Underlying Fund is found by multiplying the number of Annuity Units credited to the Annuitant's account in that Underlying Fund by the applicable Annuity Unit Value of the
Underlying Fund as of the date    14 days     prior to the date on which the
payment is due.

                                 FIXED ANNUITY

A Fixed Annuity is an Annuity with payments which remain fixed as to dollar amount throughout the payment period. The dollar amount of the first Fixed Annuity payment will be calculated as described above in the "Amount of First Payment" provision. All subsequent payments will be in the same amount and that amount will be assured throughout the payment period.

BETTERMENT OF RATES
The Cash Value applied to purchase an Annuity option will provide payments at least equal to those provided if the same amount was applied to purchase a single premium immediate Annuity offered by Us at that time for the same class of contracts. If it would produce a larger payment, We agree that the Fixed Annuity payment will be determined using the Life Annuity Tables in effect on the Annuity Commencement Date.

                                ANNUITY OPTIONS

Subject to conditions stated in ELECTION OF SETTLEMENT OPTIONS and MINIMUM AMOUNTS, all or any part of the Cash Value of this contract may be paid to the Annuitant under one or more of the options below.

OPTION 1. LIFE ANNUITY - NO REFUND
We will make monthly Annuity payments during the lifetime of the person on whose life the payments are based, ending with the last monthly payment preceding death.

OPTION 2. LIFE ANNUITY WITH 120, 180, OR 240 MONTHLY PAYMENTS ASSURED
We will make monthly Annuity payments during the lifetime of the person on whose life the payments are based and under the conditions stated below.

If at the death of the Annuitant, payments have been made for less than 120, 180, or 240 months, as elected, We will continue to make payments to the designated Beneficiary during the remainder of the period.

OPTION 3. LIFE ANNUITY-CASH REFUND
We will make monthly Annuity payments during the lifetime of the Annuitant, ceasing with the last payment due prior to the death of the Annuitant, provided that, at the death of the Annuitant, the Beneficiary will receive an additional payment equal to the dollar value of the excess, if any, of (a) over (b) where, for a Variable Annuity:
      (a) is the total amount applied under the option divided by the Annuity Unit Value on the due date of the first Annuity payment; and
      (b)        is
                          (1) the number of Annuity Units represented by each
                              payment; times
                          (2) the number of payments made;
and for a Fixed Annuity:

      (a)        is the Cash Value applied on the Annuity Commencement Date under this option; and
      (b)        is the dollar amount of Annuity
                 payments already paid.

OPTION 4. JOINT AND LAST SURVIVOR LIFE ANNUITY
We will make monthly Annuity payments during the joint lifetime of the Annuitant and a secondary payee, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.

OPTION 5. JOINT AND LAST SURVIVOR LIFE ANNUITY - ANNUITY REDUCED ON DEATH OF PRIMARY PAYEE We will make monthly Annuity payments to the Annuitant during the joint lifetime of two persons selected. One of the two persons will be designated as the primary payee. The other will be designated as the secondary payee. On the death of the secondary payee, if survived by the primary payee, We will continue to make monthly Annuity payments to the primary payee in the same amount that would have been payable during the joint lifetime of the two persons.

On the death of the primary payee, if survived by the secondary payee, We will continue to make monthly Annuity payments to the secondary payee in an amount equal to 50% of the payments which would have been made during the lifetime of the primary payee.

No further payments will be made following the death of the survivor.

                                ANNUITY OPTIONS

OPTION 6.  PAYMENTS FOR A FIXED PERIOD
We will make monthly payments for the period selected. If at the death of the Annuitant, payments have been made for less than the period selected, We will continue to make payments to the designated Beneficiary during the remainder of that period.

OPTION 7. OTHER ANNUITY OPTIONS
We will make other arrangements for Annuity payments as may be mutually agreed upon by You and Us.

                              LIFE ANNUITY TABLES
                 GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
                       PURCHASED WITH EACH $1,000 APPLIED

                  OPTIONS 1, 2, AND 3 - SINGLE LIFE ANNUITIES

      MALE AND
       FEMALE
      ADJUSTED   NUMBER OF MONTHLY PAYMENTS GUARANTEED  CASH
         AGE      NONE      120     180       240      REFUND

         50       4.27     4.24     4.18     4.10       4.06
         51       4.37     4.32     4.26     4.17       4.13
         52       4.47     4.42     4.34     4.23       4.20
         53       4.57     4.51     4.43     4.30       4.27
         54       4.68     4.61     4.51     4.37       4.35
         55       4.80     4.72     4.60     4.44       4.44
         56       4.93     4.83     4.70     4.52       4.52
         57       5.07     4.95     4.80     4.59       4.62
         58       5.21     5.07     4.90     4.66       4.71
         59       5.36     5.20     5.00     4.74       4.81
         60       5.53     5.34     5.11     4.81       4.92
         61       5.70     5.48     5.21     4.88       5.03
         62       5.89     5.62     5.32     4.95       5.15
         63       6.08     5.78     5.43     5.01       5.28
         64       6.29     5.94     5.54     5.08       5.41
         65       6.51     6.10     5.66     5.13       5.54
         66       6.75     6.27     5.76     5.19       5.69
         67       7.00     6.45     5.87     5.24       5.84
         68       7.28     6.63     5.98     5.29       6.00
         69       7.57     6.82     6.08     5.33       6.17
         70       7.89     7.01     6.18     5.36       6.35
         71       8.23     7.20     6.27     5.40       6.54
         72       8.60     7.40     6.36     5.42       6.74
         73       9.00     7.59     6.44     5.44       6.95
         74       9.44     7.78     6.51     5.46       7.18
         75       9.91     7.97     6.57     5.47       7.41



Dollar amounts of the life Annuity payments are based on the 1994 Group Annuity Mortality Table for males projected with mortality improvement scale AA with ages set back two years and a net investment rate of 3%. The adjusted age of the person on whose life the Annuity is based is determined from the actual age last birthday on the due date of the first Annuity payment in the following manner:

Calendar year in which
first payment is due            1996 - 2000     2001 - 2010     2011 - 2020     2021 - 2030     2031 and later
Adjusted age is actual age         minus 0        minus 1         minus 2          minus 3         minus 4

                              LIFE ANNUITY TABLES
                 GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
                       PURCHASED WITH EACH $1,000 APPLIED

                OPTION 4 - JOINT AND LAST SURVIVOR LIFE ANNUITY

     MALE AND
      FEMALE
     ADJUSTED
       AGES       50       55        60       65       70       75

        50       3.75      3.9      4.01     4.11     4.17     4.21

        55        3.9     4.11       4.3     4.46     4.59     4.67

        60       4.01      4.3      4.59     4.86     5.08     5.25

        65       4.11     4.46      4.86     5.26     5.63     5.94

        70       4.17     4.59      5.08     5.63      6.2     6.73

        75       4.21     4.67      5.25     5.94     6.73     7.56



Dollar amounts of the life Annuity payments are based on the 1994 Group Annuity Mortality Table for males projected with mortality improvement scale AA with ages set back two years and a net investment rate of 3%. The adjusted age of the person on whose life the Annuity is based is determined from the actual age last birthday on the due date of the first Annuity payment in the following manner:

Calendar year in which
first payment is due            1996 - 2000     2001 - 2010     2011 - 2020     2021 - 2030     2031 and later

Adjusted age is actual age         minus 0         minus 1         minus 2         minus 3          minus 4

                              LIFE ANNUITY TABLES
                 GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
                       PURCHASED WITH EACH $1,000 APPLIED

OPTION 5 - JOINT AND LAST SURVIVOR LIFE ANNUITY - ANNUITY REDUCED ON DEATH OF
                                PRIMARY PAYEE


     MALE AND
      FEMALE
     ADJUSTED
       AGES      50       55       60      65       70       75
        50      4.27     4.52     4.82    5.16     5.54     5.97

        55      4.52     4.80     5.14    5.53     5.97     6.47

        60      4.82     5.14     5.53    5.98     6.50     7.10

        65      5.16     5.53     5.98    6.51     7.14     7.86

        70      5.54     5.97     6.50    7.14     7.89     8.79

        75      5.97     6.47     7.10    7.86     8.79     9.91



Dollar amounts of the life Annuity payments are based on the 1994 Group Annuity Mortality Table for males projected with mortality improvement scale AA with ages set back two years and a net investment rate of 3%. The adjusted age of the person on whose life the Annuity is based is determined from the actual age last birthday on the due date of the first Annuity payment in the following manner:

Calendar year in which
first payment is due            1996 - 2000     2001 - 2010     2011 - 2020     2021 - 2030     2031 and later

Adjusted age is actual age         minus 0         minus 1         minus 2          minus 3         minus 4

                                 ANNUITY TABLES
                 GUARANTEED AMOUNT OF MONTHLY ANNUITY PAYMENTS
                       PURCHASED WITH EACH $1,000 APPLIED

                  OPTION 6 - PAYMENTS FOR A DESIGNATED PERIOD

                   MONTHLY                    MONTHLY
      NUMBER       PAYMENT          NUMBER    PAYMENT
     OF YEARS      AMOUNT          OF YEARS    AMOUNT
        5           17.91             18        5.96
        6           15.14             19        5.73
        7           13.16             20        5.51
        8           11.68             21        5.32
        9           10.53             22        5.15
        10           9.61             23        4.99
        11           8.86             24        4.84
        12           8.24             25        4.71
        13           7.71             26        4.59
        14           7.26             27        4.47
        15           6.87             28        4.37
        16           6.53             29        4.27
        17           6.23             30        4.18



The dollar amounts of the monthly Annuity payments for the Fifth Option are based on a net investment rate of 3% per annum.